Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces Sale of West Delta 61 Property

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas November 12, 2009 - Mesa Offshore Trust (OTC BB symbol: MOSH.OB) announced that final bids were received on November 11, 2009, and the sale of West Delta 61 in a public auction will be made to Emerald Energy, the highest bidder, for a purchase price of $700,000.

The Brazos A-39 Lot, including interests owned by the Mesa Offshore Royalty Trust Partnership and assets contributed to the Trust by Pioneer for sale pursuant to a tender letter, did not receive any bids in this public auction.  Since this liquidation process did not result in the sale of Pioneer’s interests in Brazos Block A-39, Pioneer is entitled to dispose of such assets in any manner it sees fit, including by way of example and without limitation, withdrawing from participation in and ownership in Brazos Block A-39 pursuant to the terms of the Offshore Operating Agreement governing this property.  The Trustee is waiting for Pioneer to determine how it will dispose of the Partnership’s and Pioneer’s interests in this property and the timing for such dispositions, including potentially electing to plug and abandon the property.

The Trustee expects to establish a future record date after this West Delta 61 sale and the final sale or abandonment of the interests in the Brazos Block A-39, and the concurrent termination of the Trust in accordance with the Trust indenture.  This record date will serve as the date for holders of record entitled to final distributions as part of the winding up of the Trust.  After such date, the Trustee will not recognize any subsequent transfers of Trust units.  The Trustee will also request the termination of trading of Trust units on the OTC Bulletin Board and transfers of beneficial interests by The Depository Trust Company (DTC) for its participants on or prior to such final record date.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701